Exhibit 10.7

June 10, 2003

Mr. David Limp

324 Seville Way

San Mateo, CA 94402

Dear David,

It is my pleasure to extend you an offer of employment with PalmSource, Inc. (“PalmSource”), a subsidiary of Palm, Inc. (“Palm”), in Sunnyvale, CA as Senior Vice President – Corporate and Business Development and Chief Strategy Officer reporting to me. This offer supercedes the previous offers provided to you on May 23, 2003 , June 2, 2003, and June 5, 2003.

Salary and Annual Bonus

Your annual salary will be $300,000 ($25,000.00 per month) payable semi-monthly.

PalmSource strongly believes in pay-for performance and, as such, we offer you a potential target bonus of 50% of your annual salary based on the Company achieving its revenue and operating income goals. We are currently in the process of defining our Fiscal 2004 Company financial goals.

The primary parameters of the proposed Bonus Plan, will be presented to the PalmSource Board of Directors for approval sometime during July. A bonus pool will be funded by operating income (without unusual items) that exceeds FY 2004 financial goals. Therefore, the Plan will not be funded unless PalmSource’s overall operating income exceeds Board approved financial plan goals for FY04. The annual Bonus Plan is currently expected to follow our fiscal year and payment would occur in the quarter following the close of our fiscal year.

Equity

As a Senior Executive of PalmSource you will be offered an option for a number of shares of common stock equal to 1% of the shares of PalmSource on the date the option is granted, calculated on a fully-diluted basis, assuming convertibility of all other forms of security into common stock and including but not limited to all outstanding shares of capital stock of PalmSource, the shares owned and controlled by Palm and the amount set aside for initial option pool for employees, directors and consultants, and any outstanding options, warrants and rights to purchase any capital stock of PalmSource (collectively, “on a fully-diluted basis”). The grant will be submitted to the Board of Directors no later than July 31, 2003. The grant date will be the date the Board approves your grant. The options per share exercise price will equal the fair market value per share of PalmSource common stock on the date of grant, as determined by the PalmSource Board. The stock option plan provides for four year vesting, 25% after the first year and monthly vesting thereafter. Vesting will begin effective on your employment commencement date. If, on the date that PalmSource spins from Palm, Inc. (the “spin”), the number of shares outstanding of PalmSource is greater than the number of shares of PalmSource outstanding on your grant date, we will ask for Board approval to add additional options so as to make the total option granted equivalent to 1% of fully-diluted shares of PalmSource as of the spin date.

At its last meeting, the Board of Directors approved a Stock Option Exchange Program that provides for the exchange of current options (in your case, those options granted to you per the previous paragraph) for a combination of restricted shares of PalmSource stock and stock options. This program will be offered to all executives on a voluntary basis sometime during the next 60 days. We will ask the Board at their next meeting for approval to allow you to participate in the program [We will also be recommending to the Board at their next meeting that the option regrant/exchange portion of the currently approved Exchange program be simplified to offer one new option, priced thirty days following spin date, for every two options previously granted to you under your original option grant.]

In addition to the above, you will be recommended for a grant of 13,000 shares of PalmSource restricted stock to be priced on the first business day following 30 days after the “spin”. The restricted stock grant will reflect any and all stock splits that will be effect either before, at, or after the spin date and before your grant date of the restricted stock. This restricted stock grant will have a 2 year vest, 50% vesting each year. Vesting will be retroactive to your employment commencement date. Your per share purchase price for these 13,000 shares will be the par value of each of the shares.

By mutual consent, PalmSource will have the right to repurchase the option (and any shares acquired upon exercise of the option) by paying you the fair market value (at the time of the repurchase) of the stock covered by the option, minus the exercise price otherwise paid or payable. If necessary or appropriate to preserve favorable tax treatment for the spin of PalmSource, changes may be made in the options terms described above (but without materially diminishing the potential value of the option).

Benefits

PalmSource offers a competitive complement of benefits, which currently includes 28 days of combined time off and holidays, a 401(k) Plan, competitive health benefits, an Employee Stock Purchase Program (ESPP) and a one-month sabbatical program after each four years of continuous employment.

You will also be eligible for benefits provided in PalmSource standard Management Retention Agreement (Change in Control) and Executive Severance Agreement. Both are attached hereto and incorporated by reference.

Additionally, PalmSource will reimburse you for the legal fees and costs up to a maximum of $5,000 in connection with the review and negotiation of this employment offer.

This offer of employment and your continued employment with PalmSource are expressly contingent upon PalmSource receiving the following:

•	Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

•	Signed copies of the PalmSource (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with PalmSource.

•	Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

The terms and conditions of your proposed employment with PalmSource as stated in this letter supersede any previous representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with PalmSource is voluntary and at-will. This means you are free to resign at any time. Similarly, PalmSource is free to terminate your employment, with or without cause or notice, at any time. Exceptions to this employment-at-will policy may be made only by a written agreement signed by a PalmSource officer.

This offer of employment is open for a period of 5 working days from the date of this letter. Within this time period, please confirm your acceptance by signing below and proposing a start date. Return the signed offer letter along with signed copies of the three PalmSource agreements to the PalmSource HR/Staffing department.

Let me close by reaffirming our belief that the skills and background you bring to PalmSource will be instrumental to the future success of the Company. PalmSource believes that the single most important factor in our success has been our people. I look forward to working with you very soon.

Sincerely,

David C. Nagel
Chief Executive Officer PalmSource, Inc.

I accept the offer of employment at PalmSource, Inc. based on the terms described in this offer letter.

/s/ DAVID A. LIMP		/s/ DAVID NAGEL
David A. Limp	Date

I propose a start date of Thursday, June 19, 2003.